As Filed With the Securities and Exchange Commission on January 22, 1998;
       Registration No. 333-______

                                              SECURITIES AND EXCHANGE COMMISSION
                                                     Washington, D.C. 20549
                                                 ------------------------------

                                                            FORM S-3
                                                     REGISTRATION STATEMENT
                                                Under The Securities Act Of 1933
                                                 ------------------------------

                                                   American Rivers Oil Company
                          (Exact name of registrant as specified in its charter)


 Wyoming                          84-0839926
(State or other jurisdiction of (I.R.S. Employer Identification No.) incorporation or organization)
                                                700 East Ninth Street, Suite 106
                                                     Denver, Colorado 80203
                                                         (303) 832-1117
                             (Address, including zip code, and telephone number,
               including area code, of registrant's principal executive offices)
                                                         ---------------

Karlton Terry
Chairman                                            Copies to:
American Rivers Oil Company                         William S. Roberts, Esq.
700 East Ninth Street, Suite                        Holme Roberts & Owen LLP
Denver, Colorado 80203                              1401 Pearl Street, Suite 400
(303) 832-1117                                      Boulder, Colorado 80903
                                                    (303) 473-3800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                 --------------------------------
     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]

                                                 -------------------------------

                                                CALCULATION OF REGISTRATION FEE
                                                 Proposed maximum  Proposed maximum     Amount of
Title of each class of         Amount to be      offering price    aggregate            registration
securities to be registered    registered (1)    per Share (1)     offering price (1)   fee
Common Stock, $.01 par value   1,733,815 shares  $0.140625         $243,817.73          $71.93


--------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the bid and asked price on January 16, 1998 for the Company's Common Stock, as reported in the over-the-counter market. The Company has agreed to pay certain expenses,
estimated    at    $16,072,    in    connection    with   this    registration.

                           -----------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   SUBJECT TO COMPLETION, DATED JANUARY 22, 1998

                                                        1,733,815 SHARES

                                                   AMERICAN RIVERS OIL COMPANY

                                                          COMMON STOCK

     All of the 1,733,815 shares (the "Shares") of the common stock, $.01 par value per share (the "Common Stock"), of AMERICAN RIVERS OIL COMPANY, a Wyoming corporation ("American Rivers" or the "Company"), offered hereby are being sold by the selling shareholders named herein (the "Selling Shareholders"). The registration of the Shares does not necessarily mean that any of such Shares will be offered or sold by the Selling Shareholders. The Selling Shareholders may sell the Shares from time to time in one or more transactions, in the over-the-counter market or in privately negotiated transactions, including one or more underwritten offerings, at fixed prices that may be changed, at market prices prevailing at the time of offer and sale, at prices related to such prevailing market prices or at negotiated prices or a combination of such methods of sale. The Selling Shareholders may effect such transactions by offering and selling the Shares directly to or through securities broker-dealers in the over-the-counter market or otherwise, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom the Selling Shareholders may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling "Shareholders and Plan of Distribution."

     All Shares offered hereby were issued by American Rivers to the Selling Shareholders in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

     American Rivers will receive none of the proceeds from the sale of the Shares by the Selling Shareholders. American Rivers intends to bear all expenses in connection with the registration and sale of the Shares being offered by the Selling Shareholders other than compensation payable to securities broker-dealers by the Selling Shareholders or the purchasers of the Shares, any securities broker-dealer expense allowances, any fees and expenses of counsel (and other advisers) to the Selling Shareholders and transfer taxes. The offering expenses to be paid by the Company are estimated to be approximately $16,000.

     The Common Stock was delisted from the Nasdaq SmallCap Market effective December 12, 1997 and is not traded on an exchange or listed on The Nasdaq Stock Market ("Nasdaq"). It is traded in the over-the-counter market on the "OTC Bulletin Board" operated by Nasdaq. As a result, there is a limited market for the Shares, which will have an adverse effect on the future sales price and liquidity of the Shares. The last reported sale price for Common Stock on January 13, 1998 was $0.109375 per share. See "Risk Factors -- No Active Trading Market for the Common Stock."

     The Selling Shareholders and any agents, broker-dealers or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT BEAR THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" STARTING ON PAGE 4.
                                                    -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            The date of this Prospectus is January __, 1998

                                                     TABLE OF CONTENTS

                                                                                                          Page

     Special Note Regarding Forward Looking Information...................................................   2

     Available Information................................................................................   3

     Information Incorporated by Reference................................................................   3

     Risk Factors.........................................................................................   4

     The Company..........................................................................................   7

     Use of Proceeds......................................................................................   8

     Selling Shareholders.................................................................................   8

     Plan of Distribution................................................................................. 10

     Legal Matters........................................................................................ 10

     Experts.............................................................................................. 10

     No dealer, salesperson, or any individual has been authorized to give any information, or to make any representations, other than those contained or incorporated by reference in this Prospectus or in a Prospectus Supplement in connection with the offer made by this Prospectus and any Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date hereof or thereof. This Prospectus and any Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any of the Shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                      SPECIAL NOTE REGARDING FORWARD LOOKING INFORMATION

     This Prospectus and the documents incorporated herein by reference contain statements that constitute forward-looking statements within the meaning of
Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth under "The Company" and "Risk Factors," as well as within the Prospectus generally. When used in this Prospectus, the words "anticipates," "believes," "intends," "estimates," "expects" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements may include, among other things, statements concerning the Company's plans, objectives or future economic and operational prospects, such as matters relative to availability of producing assets to be acquired; acquisition completion; the need for and availability of additional capital; the amount and timing of capital expenditures and realization of revenue; prospects for achieving profitability and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward looking statements and statements of expectations, plans and intent are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth below and the matters set forth in the Prospectus generally. Such factors include, among other things, adverse economic and general business conditions; changes in market prices and conditions that are not offset by changes in production and marketing costs; competition; the ability to find and acquire appropriate producing assets; business abilities and judgment of management and other personnel; availability of qualified personnel; changes in and compliance with governmental regulations, including environmental regulation; effect of financial market conditions and other factors on capital availability for the Company; and other factors discussed under "Risk Factors." The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. The Company cautions the reader that this list of risk factors may not be exhaustive.

                                                   AVAILABLE INFORMATION

     American Rivers has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (the "Registration Statement," which term encompasses all amendments, exhibits, annexes and schedules thereto) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, which may be inspected at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission at the addresses set forth below.

     American Rivers is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files periodic reports, proxy and information statements and other information with the Commission. The Registration Statement filed by American Rivers with the Commission, as well as any reports, proxy and information statements and other information filed by American Rivers with the Commission, are available at the web site that the Commission maintains at http://www.sec.gov and can be inspected and copied, at prescribed rates, at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

                          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed or to be filed with the Commission (File No.0-10006) by American Rivers under the Exchange Act are incorporated in this Prospectus by reference and made a part hereof:

     (a) The Company's Annual Report on Form 10-KSB for the year ended March 31, 1997.

     (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.

     (c) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997.

     (d) The description of the Common Stock contained in the Registrant's Form 8-A Registration Statement under the Securities Exchange Act of 1934 (the "Exchange Act"), as filed on October 26, 1981.

     (e) All other documents filed by American Rivers pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock.

     Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     American Rivers hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such documents). Such request may be directed to American Rivers, Rick Westerberg, President, 700 East Ninth Avenue, Suite 106, Denver, Colorado 80203, Telephone: (303) 832-1117.

                                                       RISK FACTORS

     In evaluating an investment in the Common Stock being offered hereby, prospective investors should consider carefully all risks and speculative factors affecting the Company and in particular, those affecting the oil and gas industry, before deciding whether or not to purchase the securities being offered hereby. In addition, prospective investors should consider carefully, among other things, the following risk factors.

     History of Significant Operating Losses and Anticipated Future Losses. The Company has accumulated a deficit of approximately $3.9 million (unaudited). Net operating losses have been $640,027 for the year ended December 31, 1996, $936,378 for the year ended December 31, 1997, and $2,361,663 (unaudited) for the six months ended September 30, 1997. Although a portion of such losses was attributable to the Company's subsidiary, Bishop Capital Corporation ("Bishop"), and even though such subsidiary has been spun-off, the Company expects to continue to operate at a loss until sufficient new capital is obtained. If the Company is unable to secure adequate additional capital on a timely basis, such continued losses would have a material adverse effect on the Company. If the Company successfully obtains additional capital to finance the acquisition of producing assets, there can be no assurances that the revenues produced by such assets will offset historical operating losses or be sufficient to make the Company profitable.

     No Active Trading Market for Common Stock. The Company has been notified that, as of December 12, 1997, the Common Stock was delisted from the Nasdaq SmallCap Market as the result of the Company's failure to meet the tangible net asset requirements for continued listing. Consequently, the Common Stock will now trade in the over-the-counter market, which is generally characterized by low trading volumes and high price and volume volatility. The Common Stock has in the past and in the future is expected to experience significant price and volume volatility. Historically, the Common Stock has also experienced low trading volume and the delisting of the Common Stock from the Nasdaq SmallCap Market is likely to cause the trading volume of the Common Stock to decrease further, which will increase the risks of ownership of the Common Stock. Any market for the Common Stock can be expected to be volatile as is the market for other stocks of small companies in the oil and gas industry. Many factors affecting the Company, the oil and gas industry or the stock market in general may affect the price of the Common Stock, and the Company has no control over many of these factors. Such factors may have a more significant effect on the price of the Common Stock than on securities of other companies for which there is an active trading market.

     Need for Additional Capital. In December, 1997, the Company extended its existing credit agreement with Vectra Bank DTC Branch (formerly known as Professional Bank). As of December 29, 1997, approximately $540,000 was outstanding under such credit agreement, all of which is due to be repaid on March 12, 1998. The Company will not have sufficient funds generated by operations to repay the outstanding balance on March 13, 1998. The Company is seeking replacement financing, but there can be no assurance that the credit agreement will be extended or that sufficient new financing will be available at such time. Failure by the Company to timely extend the credit agreement or repay the amounts outstanding when due would have a material adverse impact on the Company's operations and financial condition.

     The Company's ability to acquire additional oil and gas properties, which the Company intends to do in order to expand its reserve base, is dependent upon the Company's ability to obtain the necessary additional capital. The Company intends to seek equity financing in the amount of $1.5 to $4.0 million over the next four to 12 months. Until such time, however, the Company's believes that its current cash flow will not be sufficient to satisfy its cash requirements for the next 12 months. There can be no assurance that additional sources of financing will be available at all or at a reasonable cost and on terms satisfactory to the Company and the Company's ability to obtain equity financing may be adversely affected by the delisting of the Company's Common Stock from trading on Nasdaq. Failure to obtain the necessary capital would have a material adverse effect on the Company and its operations.

     Business Risks Associated with the Oil and Gas Industry. The Company must continually acquire and explore for and develop new oil and gas reserves to replace those being depleted by production. Without successful drilling or acquisition ventures, the Company's assets, properties and revenues will decline. Oil and gas exploration and development are speculative, involve a high degree of risk and are subject to all the hazards typically associated with the search for, development of and production of oil and gas. These include risks that: drilling operations will be unsuccessful, including the possibility that a dry hole will be drilled; reserve estimates provided to the Company by its contract petroleum engineers may not prove accurate; existing production may cease; well casualties could occur; and domestic and worldwide economic conditions (including the applicability of federal and state tax incentives, price controls, and production regulation) could make operations commercially unfeasible. In addition, during the past several years, as a result of worldwide economic conditions, the price being paid for oil has fluctuated dramatically and remains unpredictable. Any one or more of such factors could materially adversely affect the operations and financial condition of the Company and could lead to continued operating losses even after the Company obtains additional capital to finance its strategy to acquire producing assets.

     Previously, the Company emphasized development of infield drilling programs on existing leases in established fields (the "River Prospects"), which involve drilling such prospects with horizontal and diagonal drilling technology, a process which has significant cost uncertainties, can be hazardous and carries the risk that no commercially viable oil or gas production will be obtained. The Company now intends to shift its focus away from the River Prospects to acquiring and further developing currently producing oil and gas properties. There can be no assurance that the Company will be able to locate and obtain such properties on commercially reasonable terms, or that such properties will prove successful. Moreover, the Company may experience competition in the acquisition and development of such properties from other oil and gas companies with resources significantly greater than those of the Company. See "--- Competition."

     In general, drilling for oil and gas may be curtailed, delayed or canceled as the result of many factors beyond the Company's control including title problems, weather conditions, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and well servicing companies. Unseasonably cold weather in November 1997 reduced production levels in the D-J Basin by approximately $10,000 for the month. Normal production was resumed in approximately one week, but adverse weather conditions could again affect production at any time.

     The availability of a ready market for the Company's oil and gas also depends on numerous factors beyond its control, including the demand for and supply of oil and gas, the proximity of the Company's natural gas reserves to pipelines, the capacity of such pipelines, fluctuations in production and seasonal demand, the effects of inclement weather and governmental regulation. New gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area and new oil wells may have production curtailed until production facilities, water disposal facilities and delivery arrangements are acquired or developed. The Company's business will always be subject to these types of risks.

     Development Risks and Production. A portion of the Company's oil and gas reserves are Proved Undeveloped Reserves. Successful development and production of such reserves, although they are categorized as "proved," cannot be assured. Additional drilling or acquisitions will be necessary in future years both to maintain production levels and to define the extent and recoverability of existing reserves. There can be no assurance that the Company's present oil and gas wells will continue to produce at current or anticipated rates of production, that development drilling will be successful, that production of oil and gas will commence when expected, or that there will be favorable markets for oil and gas which may be produced by such wells in the future.

     Limitations on Accuracy of Reserve Estimates. Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. The actual amounts of production, revenue, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves may vary substantially from the engineers' estimates. Oil and gas reserve estimates are necessarily inexact and involve matters of subjective engineering judgment. In addition, any estimates of future net revenues and the present value thereof are based on assumptions derived in part from historical price and cost information, which may not reflect current and future values, and on other assumptions made by the Company that only represent its best estimate. If these estimates of quantities, prices and costs prove inaccurate, the Company is unsuccessful in expanding its oil and gas reserves base with its acquisitions, or declines in and instability of oil and gas prices occur, then write downs in the capitalized costs associated with the Company's oil and gas assets may be required. Recently, the Company experienced such write downs caused by the drilling of a dry hole on one of the Company's River Prospects. See "The Company." There is no assurance that additional or further reductions to the Company's estimated proved oil and gas reserves and estimated future net revenues will not be required in the future, possibly resulting in further write downs of the capitalized costs of oil and gas properties.

     Price Volatility. The Company's revenues are derived largely from the sale of produced natural gas, natural gas liquids and oil and, as such, the Company's revenues and earnings are affected by price levels at which these commodities are sold. The price levels at which oil and natural gas is sold are subject to a number of factors beyond the Company's control, including, among others, worldwide and domestic supplies of and demand for oil and natural gas, production guidelines and prices established by the members of the Organization of Petroleum Exporting Countries ("OPEC"), political instability or armed conflict in the world's oil-producing regions, the price and availability of alternative fuels such as coal, federal or state taxes on the sale of oil and natural gas, the availability of pipeline capacity and changes in existing federal regulation and price controls. As a result of these fluctuations, the Company's average annual sales prices for oil, natural gas and natural gas liquids, has been erratic. It is very likely that these prices will continue to fluctuate in the future. In late 1997 and January 1998, oil prices dropped significantly. Approximately one-third of the Company's revenues are derived from the sale of oil. The Company cannot predict whether the price of oil will remain low or, if so, for how long, but continued low oil prices would adversely affect the Company's revenues.

     Operating Hazards and Uninsured Risks. The Company's operations are subject to all of the risks incident to exploration for and production of oil and gas, including blow-outs, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or injury to persons and property. The Company currently maintains property and liability insurance in the amount of $1.0 million and an umbrella insurance policy in the amount of $2.0 million. The Company's insurance may not fully cover certain of these risks, however, and the occurrence of a significant event not fully insured against could have a material adverse effect on the Company's financial position and results of operations.

     Competition. The oil and gas industry is highly competitive in many respects, including identification of attractive oil and gas properties for acquisition, drilling and development, securing financing for such activities and obtaining the necessary equipment and personnel to conduct such operations and activities. In seeking suitable opportunities, the Company competes with a number of other companies, including large oil and gas companies and other independent operators with greater financial resources and, in some cases, with more experienced management. Many other oil and gas companies in the industry have financial resources, personnel and facilities substantially greater than those of the Company and there can be no assurance that the Company will be able to compete effectively with these larger entities. Moreover, the Company's intended shift in its focus from River Prospects to the acquisition of more conventional producing oil and gas properties may expose the Company to competitive pressure greater than that it previously incurred when it focused primarily on River Prospects.

     Dependence on Acquisition of Additional Leases. Although the Company has shifted its focus away from developing River Prospects, it may in the future elect to pursue some River Prospects. Some leases pertaining to the River Prospects, particularly those already owned by the Company in Henderson and Union Counties, Kentucky, and Pleasants and Tyler Counties, West Virginia, only cover one-half of the River Prospects lying under such leases. It will be necessary to purchase leases from adjacent fee land owners or farmout from oil companies owning existing oil and gas leases covering the other half of such prospects. There can be no assurance that the Company will be able to acquire such additional leases at a reasonable cost, or at all. In the event the Company is unable to acquire such additional leases, the Company will only be able to develop the portions of the prospect that it does have leased.

     Production Requirements under Leases. Certain leases held by the Company require drilling or production by the Company to avoid termination of the lease. Although these provisions apply to a portion of the Company's leases, there can be no assurance that the Company will drill by the requisite date or maintain the requisite production levels. The loss of such leases by the Company could adversely effect the Company's results of operations and financial condition.

     Government Regulation and Environmental Risks. The production and sale of oil and natural gas are subject to a variety of federal, state and local government regulations, including regulations concerning the prevention of waste, the discharge of materials into the environment, the conservation of natural gas and oil, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters, including taxes. Many jurisdictions have at various times imposed limitations on the production of gas and oil by restricting the rate of flow for gas and oil wells below their actual capacity to produce. In addition, many states have raised state taxes on energy sources and additional increases may occur, although increases in state energy taxes would have no predictable effect on natural gas and oil prices. The Company believes it is in substantial compliance with applicable environmental and other governmental laws and regulations. There can be no assurance, however, that significant costs for compliance will not be incurred by the Company in the future, thereby having an adverse effect on the ability of the Company to conduct its business profitability.

     Control and Anti-Takeover Protections. The Company's Board of Directors can, without obtaining shareholder approval, issue Shares of Preferred Stock having rights that could adversely affect the voting power of the Common Stock. In addition, the Company's Articles of Incorporation and Bylaws include certain provisions, the effect of which may be to inhibit a change in control of the Company. The provisions include the authorization of additional classes of Preferred Stock and classification of the Board of Directors. The possible issuance of shares of Preferred Stock or additional shares of Common Stock can be used to oppose hostile takeover attempts. In addition, the concentration of the ownership of the Company's Common Stock is likely to prevent or delay a hostile takeover attempt. See "Control by Present Shareholders."

     Dependence on One Operator. In the event Arlian, Inc., the operator of certain wells of the Company, fails to comply with its letter agreement with the Company, or is incapable of performing its duties pursuant to such letter agreement, the Company believes that it will be very difficult to find an operator to replace Arlian, Inc. on similar terms and the Company's cash flow from the D-J Basin properties could diminish. In such case, the Company would operate the wells or attempt to find an operator/partner to replace Arlian, Inc. under terms as close as possible to those currently in effect with Arlian, Inc. There can be no assurance, however, that the Company could be able to find another operator on terms as favorable as those currently in place with Arlian, Inc.

     Dependence on Key Personnel. The Company's planned operations are significantly dependent on a limited number of personnel, including Karlton Terry, (Chairman and Chief Executive Officer), Rick Westerberg (President) and Jubal Terry (Vice President, Secretary-Treasurer). Although the Company has entered into employment agreements with these individuals, the failure by the Company to retain the services of these persons may have a material adverse effect on the Company's operations.

     Stage of Development. The Company is at an early stage of development and is subject to all of the risks inherent in the development of an oil and gas business enterprise. To address these risks, the Company must, among other things, adapt technological developments to its business, respond to competitive developments, continue to attract, retain, and motivate qualified personnel, and obtain additional capital to support the development of its business plan.

     Shares Eligible for Future Sale. The Company has outstanding 9,078,955 shares of restricted Common Stock including 7,267,820 shares of Class B Common Stock and 1,811,135 shares of Common Stock. The Company also has outstanding 1,864,635 shares of Common Stock that are not restricted under Rule 144. If all of the Selling Shareholders sell all shares of Common Stock offered hereby, 77,320 shares of Common Stock and 7,267,820 shares of Class B Common Stock will be outstanding and constitute restricted securities under Rule 144. Commencing in May 1998, the Class B Common Stock will become convertible in part into Common Stock. In November 1998, all of the Class B Common Stock will be convertible into Common Stock. To the extent the restricted or unrestricted shares of Common Stock, including shares of Common Stock issued upon conversion of the Class B Common Stock, are sold by the selling shareholders, the market price for the Company's securities may be adversely affected. Karlton Terry, the Company's Chairman, has informed the Company that he is involved in negotiations that may result in the sale of up to 5,228,000 shares of Class B Common Stock held by him and certain of his affiliates. See "The Company."

     Control by Present Shareholders. Upon completion of the offering made hereby, and assuming that all of the Shares offered hereby are sold to unaffiliated third parties, the present officers and directors of the Company and their affiliates will continue to control 68.4% of the outstanding shares of the Company's Common Stock and Class B Common Stock. Consequently, the officers and directors and their affiliates will continue to be able to exercise control over the election of the Company's directors, the outcome of corporate actions requiring shareholder approval, the business and affairs of the Company and the future direction of the Company. The concentration of ownership of the Common Stock and Class B Common Stock among the Company's officers and directors and their affiliates is likely to prevent or delay a change of control of the Company without the consent of such officers, directors and affiliates. The ownership of the Company's Common Stock and Class B Common Stock will continue to be highly concentrated even following the completion of a sale, if any, of Class B Common Stock by Karlton Terry. See "The Company."

                                                        THE COMPANY

     American Rivers was incorporated originally under the laws of the State of Colorado on February 2, 1981, as Metro Cable Corporation. On March 31, 1992, American Rivers reincorporated in the State of Wyoming and changed its name to Metro Capital Corporation. On December 12, 1995, the Company closed its Asset Purchase Agreement with Karlton Terry Oil Company, a Colorado corporation, and certain individuals (collectively, "KTOC"), pursuant to which KTOC transferred to the Company certain oil and gas properties in exchange for shares of the Company's Class B Common Stock (the "Asset Transfer"). As a result of the Asset Transfer and pursuant to the Asset Purchase Agreement, the Company changed its name to American Rivers Oil Company, and is now primarily engaged in the oil and gas business. The executive offices of American Rivers are located at 700 East Ninth Avenue, Suite 106, Denver, Colorado 80203, and its telephone number is
(303) 832-1117.

     American Rivers emerged in early 1996 with a specific business plan that involved raising funds through the issuance and sale of privately-placed securities to initiate infield drilling programs on the River Prospects, acquire producing properties in the Denver-Julesburg Basin (the "D-J Basin"), retire existing debt, and for general working capital purposes. By February 1996, however, the Company's private placement funding effort raised only the minimum capital requirement, the proceeds of which were used to retire debt, pay existing expenses, and purchase certain D-J Basin properties. At such time, the market for the Company's shares was not favorable, trading in the Company's stock was not active and several attempts by the Company to raise further operating funds and enhance trading activity through local brokerage firms based on the Company's business plan were unsuccessful.

     In June 1996, in an effort by the Company's management to maximize shareholder value, American Rivers initiated merger discussions with Opon Development Company ("ODC"), a private company that owned a small non-operating interest in a very large, highly publicized gas field in Colombia, South America. From June 1996, American Rivers' management focused its efforts almost exclusively on the potential ODC merger for two reasons: (i) the potential growth in the Company's asset value, thereby increasing the likelihood that a viable public market in the Company's stock would develop for the shareholders and (ii) the failure of the Company's private placement fund-raising efforts to raise additional capital necessary to complete American Rivers' drilling plans for the River Prospects. Negotiations with ODC continued for several months and by December 1996, the tentative agreement provided that ODC and its shareholders would own between a 90% and 95% interest in the new company to be created by the proposed merger of ODC and the Company.

     By late fall 1996, American Rivers had raised some additional private placement funds that were earmarked to drill and acquire additional properties, pay off debt to Bishop Capital Corporation ("Bishop"), a wholly-owned subsidiary of the Company created as part of the Asset Transfer, and to be used as working capital to support the proposed ODC merger. In December 1996 when the total asset ratio between ODC and the Company was being finalized and the merger was approved by the Board and certain key shareholders, American Rivers management engaged Rothschild Natural Resources to review the proposed transaction and give an opinion that the transaction was fair to American Rivers' shareholders.

     In February 1997, American Rivers drilled an offset to a producing well located in the Lake Hatch field in Terrebonne Parish, Louisiana, based on a 3-D seismic structure. The potential producing sand structurally was low to prognosis and the well was therefore nonproductive. In April 1997 the ODC merger reached a critical point and closing negotiations came to an abrupt end. ODC decided not to continue with the merger, citing significant resistance on the part of certain of the Company's shareholders and representatives of certain shareholders. The failure of this proposed merger left the Company with significant expenses and nothing to show for nine months of work.

     American Rivers continued to try and complete a drilling program on one of its River Prospects by drilling the Sparkle #2 well. In order to complete the drilling operation, Karlton Terry, the Company's Chairman, loaned the Company $53,500 at an interest rate of 5% per annum. This well represented the best of three proved undeveloped wells in the Company's reserve reports. The well was drilled in August 1997, and proved to be a dry hole as a result of a significant change in the sand composition at the crest of the geological structure. The operation resulted in a write down to the Company of $1,936,300. Subsequent to the write down of value on such prospect, a re-evaluation of all of the Company's assets was undertaken, resulting in further write downs totaling an additional $339,140, which includes $224,761 attributable to the Company's loss of the Bayou Chauvin lease due to lack of operations by the operator. A re-evaluation of the anticipated life of the D-J wells further reduced the Company's asset value.

     Effective October 1, 1997, American Rivers sold its interest in its Lake Hatch Field for $418,000, representing a gain of $85,100 that will be recognized in the quarter ended December 31, 1997. The Company used approximately $233,000 of the proceeds of such sale to reduce its debt from $750,000 to $517,000. The Company used another $30,000 of such proceeds to repay a portion of the loan made by Karlton Terry in connection with the completion of the Sparkle #2 well and used the remainder of such proceeds to pay trade payables. See "Risk Factors
- Need for Additional Capital."

     Although some viable River Prospects remain, because results from drilling the River Prospects have not met the Company's expectations and because management believes it had lost substantial market support as a result of its ODC merger attempts, the Company has shifted its emphasis to acquiring producing assets. Such new effort will be targeted with the intention of improving the Company's results of operations. The Company has hired a Petroleum Engineer, Mr. Rick Westerberg, to serve as President, with a mandate that he initiate activity in acquisitions and growth. The Company believes that Mr. Westerberg has a proven track record and is experienced in acquiring oil and gas producing properties. With a view to supporting the Company's new direction, Mr. Michael Humphries of Rothschild Natural Resources has consented to join the Board.

     American River's Chairman of the Board of Directors, Karlton Terry, has informed the Company that he is negotiating with a private party to sell all of the shares of Class B Common Stock held by him, together with all shares of Class B Common Stock held by KTOC and a charitable organization founded by him, representing an aggregate of 5,228,000 shares of Class B Common Stock. The holders of Class B Common Stock are entitled generally as a single class with the holders of the Common Stock and, accordingly, a sale of such Class B Common Stock by Mr. Terry and KTOC would constitute a change in control of the Company. No definitive agreement with respect to such sale has been reached however, and the Company cannot predict whether any such agreement will be reached or the timing of any such sale if an agreement is reached. Moreover, Mr. Terry has informed the Company that the status of such negotiations is such that it is uncertain whether all or only a portion of the shares held by him and such other parties would be sold if an agreement is reached.

                                                      USE OF PROCEEDS

     The Company will receive no proceeds from the sale of the Shares by the Selling Shareholders.

                                                   SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the Selling Shareholders and the Shares offered by the Selling Shareholders pursuant to this Prospectus. Because the Selling Shareholders may sell all, some or none of their Shares, no estimate can be made of the number of Shares that are to be offered hereby or that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus relates.

     Of the 1,733,815 Shares being offered hereby, 1,217,500 Shares were issued and sold by the Company in a private placement transaction that was closed on November 9, 1996. Another 450,000 Shares were issued to two Selling Shareholders, Francarep, Inc. and Haddon, Inc. in connection with the Asset Transfer as consideration for certain interests in wells and leases owned by them that were transferred to the Company in conjunction with the Asset Transfer. The remaining 66,315 Shares have been issued and sold by the Company in several separate transactions, primarily in connection with the acquisition by the Company of interests leases and wells.

                                                                                Maximum
                                                                                Number of
                                                     Number of Shares           Shares
                  Name of Selling Shareholder        Beneficially Owned         Offered

                  John Alexander Alsko (1)                 12,500               12,500
                  Alvin R. Arlian                          10,000               10,000
                  Attas Boutrous                            2,371               2,371
                  John Roby Bridges, Jr.                   25,000               25,000
                  Tamara Bryant                            12,500               12,500
                  Capital Minerals Company, Inc.           12,000               12,000
                  Deborah Carballeira                      12,500               12,500
                  Kenneth D. Carlson                       25,000               25,000
                  M. Robert Ching M.D.
                     Defined Benefit Pension Plan          50,000               50,000
                  Consult & Assist II                     275,000               275,000
                  Creston Exploration                      25,000               25,000
                  Ivan Dassenko
                     Defined Benefit Trust                 25,000               25,000
                  Francarep, Inc.(2)                      275,000               275,000
                  William Edward Frerichs                  37,500               37,500
                  Haddon, Inc.(3)                         375,000               375,000
                  Flora M. Hiller                          25,000               25,000
                  Roger and Mary Barbara
                     Hughes JTWROS                         25,000               25,000
                  Erik R. Hvoslef and
                     Meredith Cox, trustees of
                     Erik R. Hvoslef Retirement            12,500               12,500
                  Erik R. Hvoslef and
                     Meredith Cox, trustees of
                     M.C. Clayworks Retirement             12,500               12,500
                  Erik Riddervold Hvoslef                  50,000               50,000
                  Joseph Calvert Lambert                   12,500               12,500
                  David Lloyd Lewis and
                     Cheryl Lee Lewis                      12,500               12,500
                  Neil Joseph Montagino                    25,000               25,000
                  Phillip S. Mushlin                       50,000               50,000
                  Stanley E. and Gayle P. Norfleet         12,500               12,500
                  Craig Olson                              50,000               50,000
                  Thomas S. and Lisa A. Plunkett           25,000               25,000


                                                           -9-




                  Roger B. Rankin TTEE                     50,000               50,000
                  David L. Roberson                         4,444               4,444
                  Luanne M. Smith                           6,250               6,250
                  Ronald L. Smith                           6,250               6,250
                  Janice Lynn Stanbury                     12,500               12,500
                  Richard D. Taxman                        25,000               25,000
                  Fred F. Teal, M..D.                      12,500               12,500
                  Robert J. Thrailkill (4)                 12,500               12,500
                  Underwood Family Partners, Ltd.          50,000               50,000
                  Lawrence M. Underwood                    30,000               30,000
                  Mary Alvinna Veatch                      12,500               12,500
                  Robert Dennis Zsalman                    25,000               25,000
                  TOTAL                                 1,733,815            1,733,815

     (1) Mr. Alsko served as Vice President - Finance of Metro from February 1987 to December 1995. Mr. Alsko also served as Secretary/Treasurer and as a Director of Bishop from December 1995 to June 1997, at which time Bishop ceased to be a subsidiary of the Company.

     (2) Francarep, Inc. is an affiliate of Rothschild Natural Resources, which employs Mr. Michael Humphries as its Senior Vice President. Mr. Humphries has consented to become a member of the Company's Board of Directors.

     (3) Haddon, Inc. is indirectly wholly owned by Denis Bell, a member of the Company's Board of Directors.

(4) Robert J. Thrailkill served as a Director of Metro Capital Corporation ("Metro"), the Company's predecessor, from January 1989 until December 1995. Mr. Thrailkill served as the Vice President - Operations and as a Director of Bishop from December 1995 to June 1997, at which time Bishop ceased to be a subsidiary of the Company.


                                                   PLAN OF DISTRIBUTION

         The Selling Shareholders' Shares may be offered and sold from time to time in the discretion of the Selling Shareholders. The Selling Shareholders may sell the Shares from time to time in one or more transactions, in the over-the-counter market or in privately negotiated transactions, including one or more underwritten offerings, at fixed prices that may be changed, at market prices prevailing at the time of offer and sale, at prices related to such prevailing market prices or at negotiated prices or a combination of such methods of sale. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale hereunder. The Selling Shareholders' Shares may be sold by one or more of the following methods, without limitation: (i) a block trade in which a broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (iv) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Shareholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

         Sales of certain of the Selling Shareholders' Shares may also be made pursuant to Rule 144 under the Securities Act. The Shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. The Company will receive no proceeds from the sale of the Shares by the Selling Shareholders. The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Shareholders or by agreement between a Selling Shareholder and its underwriters, dealers, brokers or agents.

         To the extent required under the Securities Act, the aggregate amount of Shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting documents, concessions, commissions or fees from a Selling Shareholder or purchasers of Shares, for whom they may act. In addition, sellers of Shares may be deemed to be discount commissions under the Securities Act. Selling Shareholders may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

         From time to time one or more of the Selling Shareholders may transfer, pledge, donate or assign Shares to lenders, family members and others and each of such persons will be deemed to be a "Selling Shareholder" for purposes of this Prospectus. The number of Shares beneficially owned by those Selling Shareholders who so transfer, pledge, donate or assign Shares will decrease as and when they take such actions. The plan of distribution for Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholders hereunder.

                                                       LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock described herein will be passed upon for American Rivers by Holme Roberts & Owen LLP, Denver, Colorado.

                                                          EXPERTS

         The financial statements incorporated herein by reference in this Prospectus have been audited by Hein + Associates LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                                         PART II

                                          INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

         The following table shows the estimated expenses to be incurred in connection with the issuance of the securities being registered:


Registration Fee--SEC                                  $    72
Accountants' Fees and Expenses                         $ 4,000
Legal Fees and Expenses                                $10,000
Miscellaneous                                          $ 2,000
                  Total Costs                          $16,072

All of the above expenses except the SEC registration fee are estimates.

Item 15.  Indemnification of Directors and Officers

     The Company's Articles of Incorporation provide that the Company shall indemnify any person who is or was a director to the maximum extent provided by statute. Pursuant to Wyoming Business Corporation Act ("WBCA") Section 17-16-851, a corporation may indemnify a person made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:
(i) he conducted himself in good faith and reasonably believed that his conduct was in or at least not opposed to the corporation's best interests; and, (ii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director: (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or, (ii) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     The Company's Articles of Incorporation provide that the Company shall indemnify any person who is or was an officer and not a director to the maximum extent provided by law, or to a greater extent if consistent with law and if provided by resolution of the Company's shareholders or directors, or in a contract. Pursuant to WBCA Section 17-16-856, a corporation may indemnify a current or former officer who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

Item 16.  Exhibits and Financial Statement Schedules

3.1      Articles of Incorporation and Bylaws.  (Incorporated by reference to Exhibit 3.2 to the Registrant's annual report on
         Form 10-K for the year ended March 31, 1992, File No. 0-10006.)

3.2      Amendments, dated November 29, 1995, to the Registrant's Articles of Incorporation.  (Incorporated by reference to
         Exhibit 3.3 to the Registrant's annual report on Form 10-KSB for the year ended March 31, 1996, File No. 0-10006.)

3.3      Amendment to the Articles of Incorporation dated August 5, 1996.  (Incorporated by reference to the Registrant's report on Form 8-K dated August 9, 1996, File No. 0-10006.)

5.1      Form of opinion of Holme Roberts & Owen LLP regarding the legality of the securities. (2)

10.4     1987 Stock Bonus Plan dated December 17, 1987.  (Incorporated by reference to Exhibit 10.4 to the Registrant's annual report on Form 10-K for the year ended March 31, 1989, File No. 0-10006.)

10.5     Asset Purchase Agreement,  dated October 19, 1995 among the Registrant,
         Karlton Terry Oil Company, Karlton Terry and Jubal Terry. (Incorporated by reference to the Registrant's report on Form 8-K dated December 8, 1995, File No. 0-10006.)

10.6     Operating Agreement dated November 30, 1995 among the Registrant, Karlton Terry Oil Company, Bishop Cable
         Communications Corporation, Karlton Terry and Jubal Terry.  (Incorporated by reference to the Registrant's report on Form 8-K dated  December 8, 1995, File No. 0-10006.)
10.7     Management Agreement dated November 30, 1995 among the Registrant, Bishop Cable Communications Corporation
         and Robert E. Thrailkill.  (Incorporated by reference to the Registrant's report on Form 8-K dated December 8, 1995,
         File No. 0-10006.)

                                                           II-1

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10.8     Voting  Agreement dated November 30, 1995 among the Registrant,  Bishop
         Cable Communications  Corporation,  Karlton Terry Oil Company,  Karlton
         Terry and Jubal Terry.  (Incorporated  by reference to the Registrant's report on Form 8-K dated December 8, 1995, File No. 0-10006.)

10.9     Employment Agreement entered into as of October 1, 1997 to be effective as of January 1, 1998, between the
         Registrant and Karlton Terry.  (1)

10.10    1995 Stock Option and Stock Compensation Plan as adopted on December 8,
         1995. (Incorporated by reference to Exhibit 10.10 to the Registrant's annual report on Form 10-KSB for the year ended March 31, 1996, File
         No. 0-10006.)

10.11    Credit Agreement  between the Registrant and  Professional  Bank, dated
         September 13, 1996.  (Incorporated by reference to Exhibit 10.10 to the
         Registrant's annual report on Form 10-KSB for the year ended March 31, 1997, File No. 0-10006.)

10.12 Option to Purchase between the Registrant and Creston Exploration, dated June 15, 1997. (Incorporated by reference to Exhibit 10.12 to the Registrant's quarterly report on Form 10-QSB for the quarter ended June
         30, 1997, File No. 0-10006.)

10.13    Employment Agreement, dated October 1, 1997, between the Registrant and Richard E. Westerberg.  (Incorporated
         by reference to Exhibit 10.12 to the Registrant's quarterly report on Form 10-QSB for the quarter ended September 30,
         1997, File No. 0-10006.)

10.14    Purchase  and Sale  Agreement,  dated  September  1, 1997,  between the
         Registrant and Karlton Terry Oil Company  (Incorporated by reference to
         Exhibit 10.13 to the Registrant's quarterly report on Form 10-QSB for the quarter ended September 30, 1997, File No. 0-10006.)

10.15    Purchase  and Sale  Agreement,  dated  September  1, 1997,  between the
         Registrant and Karlton Terry Oil Company. (Incorporated by reference to
         Exhibit 10.14 to the Registrant's quarterly report on Form 10-QSB for the quarter ended September 30, 1997, File No. 0-10006.)

10.16    First Amendment of Credit Agreement, dated as of December 29, 1997, among the Registrant, Karlton Terry, Jubal
         Terry and Vectra Bank DTC Branch (formerly known as Professional Bank).  (1)

10.17    Employment Agreement, entered into as of October 1, 1997 to be effective as of January 1, 1998, between the
         Registrant and Jubal Terry.  (1)

23.1     Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1)(2)

23.2     Consent of Hein + Associates LLP (1)

24.1       Power of Attorney (1)
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(1)  Filed herewith.
(2)  To be filed by amendment.

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (b) that for the purpose of determining any liability under the Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (d) that,  for purposes of determining  any liability  under the Securities
Act, each filing of the registrant's  annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant

                                                           II-2

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of expenses incurred or paid by a director, officer or controlling person of the
Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                                           II-3

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                                                        SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on the 21st day of January, 1998.


                           American Rivers Oil Company



                           By       /s/ Karlton Terry
                           Karlton Terry
                           Chairman and Chief Executive Officer


         Pursuant to the  requirements  of the Securities  Exchange Act of 1934, this  report has been  signed  below by the  following  persons on behalf of the
Registrant and in the capacities and on the date indicated.
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


Name                                        Position                                    Date


/s/ Karlton Terry                           Chairman of the Board  of Directors         January 21, 1998
------------------------------------
Karlton Terry


/s/ Richard E. Westerberg                   President                                   January 21, 1998
------------------------------------
Richard E. Westerberg                       (Principal Executive Officer)


/s/ Jubal S. Terry                          Director, Vice President and                January 21, 1998
------------------------------------
Jubal S. Terry                              Secretary/Treasurer
                                            (Principal Financial Officer)


/s/ Denis Bell                              Director                                             January 21, 1998
Denis Bell


/s/ Michael Humphries                       Director                                             January 21, 1998
Michael Humphries

                                                           II-4

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